UNITED STATES                OMB APPROVAL
                        SECURITIES AND EXCHANGE COMMISSION     OMB Number:
                                                               3235-0145
                             Washington, D.C. 20549            Expires: December
                                                               31, 2005
                                 SCHEDULE 13G                  Estimated average
                                 (Rule 13d-102)                burden hours per
                                (Amendment No.)                response. . 11


             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            INPLAY TECHNOLOGIES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    45773L103
                                 (CUSIP Number)

                                 JANUARY 5, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [   ]   Rule 13d-1(b)
   [ X ]   Rule 13d-1(c)
   [   ]   Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  45773L103

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Potomac Capital Management LLC
              13-3984298

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (a) [ ]
            (b) [ ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

Number of          5.   Sole Voting Power
Shares                  0
Beneficially
Owned by           6.   Shared Voting Power
Each                    841,537 shares of Common Stock
Reporting
Person With        7.   Sole Dispositive Power
                        0

                   8.   Shared Dispositive Power
                        841,537 shares of Common Stock

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            841,537 shares of Common Stock

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.28%

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             HC; OO (Limited Liability Corporation)

 CUSIP NO.  45773L103

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Potomac Capital Management Inc.
              13-3984786

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (a) [ ]
            (b) [ ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

Number of          5.   Sole Voting Power
Shares                  0
Beneficially
Owned by           6.   Shared Voting Power
Each                    841,537 shares of Common Stock
Reporting
Person With        7.   Sole Dispositive Power
                        0

                   8.   Shared Dispositive Power
                        841,537 shares of Common Stock

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            841,537 shares of Common Stock

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.28%

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             HC; CO

                               CUSIP NO. 45773L103

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Paul J. Solit

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (a) [ ]
            (b) [ ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.

Number of          5.   Sole Voting Power
Shares                  0
Beneficially
Owned by           6.   Shared Voting Power
Each                    841,537 shares of Common Stock
Reporting
Person With        7.   Sole Dispositive Power
                        0

                   8.   Shared Dispositive Power
                        841,537 shares of Common Stock

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            841,537 shares of Common Stock

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.28%

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN; HC

ITEM 1.
           (a)  NAME OF ISSUER

                InPlay Technologies, Inc.

           (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                234 South Extension Road
                Mesa, Arizona 85210

ITEM 2.
           (a)  NAME OF PERSON FILING

                This statement is being filed by (i) Potomac Capital Management LLC; (ii) Potomac Capital Management Inc.; and
                (iii) Paul J. Solit

           (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                (i), (ii), and (iii)

                825 Third Avenue
                33rd Floor
                New York, New York 10022

           (c)  CITIZENSHIP

                (i) New York
                (ii) New York
                (iii) U.S.

           (d)   TITLE OF CLASS OF SECURITIES

                 Common Stock, par value $0.01 per share

           (e)   CUSIP NUMBER

                 45773L103

ITEM 3.    Not Applicable


ITEM 4.      OWNERSHIP
PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

                  Potomac Capital Management LLC
                  Potomac Capital Management Inc.
                  Paul J. Solit

             (a) AMOUNT BENEFICIALLY OWNED: 841,537 shares consisting of 759,637 shares of common stock and 81,900 shares of common stock underlying warrants.
             (b)  PERCENT OF CLASS:    7.28%
             (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE    0
                  (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE 841,537 shares consisting of 759,637 shares of common stock and 81,900 shares of common stock underlying warrants.
                  (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE
                         DISPOSITION OF    0
                  (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 841,537 shares consisting of 759,637 shares of common stock and 81,900 shares of common stock underlying warrants.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

             See Exhibit A attached hereto.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable.

ITEM 10.     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 5th day of January, 2006




                                      POTOMAC CAPITAL MANAGEMENT LLC

                                      By: \s\ Paul J. Solit
                                          ---------------------------------
                                          Paul J. Solit, Managing Member

                                      POTOMAC CAPITAL MANAGEMENT INC.

                                      By: \s\ Paul J. Solit
                                          ---------------------------------
                                          Paul J. Solit, President

                                      PAUL J. SOLIT

                                      By: \s\ Paul J. Solit
                                          ---------------------------------
                                          Paul J. Solit

EXHIBIT INDEX

The following exhibits are filed with this report on Schedule 13G:

Exhibit A    Identification of entities which acquired the shares which are the subject of this report on Schedule 13G

Exhibit B    Joint Filing Agreement dated January 5, 2006 among Potomac Capital
             Management LLC, Potomac Capital Management, Inc. and Paul J. Solit